SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2007

Cox Radio, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-12187	58-1620022
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6205 Peachtree Dunwoody Road Atlanta, Georgia	30328
(Address of principal executive offices)	(Zip Code)

(678) 645-0000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

On November 6, 2007, Cox Radio, Inc. issued a press release announcing its financial results for the three-month and nine-month periods ended September 30, 2007, and a copy of this press release is being furnished as an exhibit to this report. The press release contains disclosure of station operating income, station operating income margin and free cash flow, each of which is not a measure of financial performance or liquidity calculated in accordance with accounting principles generally accepted in the United States (GAAP). Page 7 of the press release contains disclosure regarding why management believes the presentation of these non-GAAP measures provides useful information to investors and, to the extent material, management’s uses for such measures. Page 8 of the press release contains:

•	a tabular reconciliation of operating income, from Cox Radio’s financial statements presented in accordance with GAAP, to station operating income, a non-GAAP financial measure; and

•	a tabular reconciliation of net income, from Cox Radio’s financial statements presented in accordance with GAAP, to free cash flow, a non-GAAP financial measure.

The information required to be furnished pursuant to Item 2.02 and Exhibit 99.1 of this report shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liability of that section, except if Cox Radio specifically incorporates it by reference into a filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Amendment of Compensatory Plan.

On October 31, 2007, the Management Committee of Cox Radio approved amended and restated terms for the Cox Radio, Inc. Savings Plus Restoration Plan. The Restoration Plan was originally adopted in December 2004 and became effective on January 1, 2005.

The Restoration Plan is a nonqualified deferred compensation plan that allows a select group of management-level employees and certain highly compensated employees of Cox Radio and its affiliates to defer through salary reduction arrangements a designated portion of their compensation, up to fifteen percent. Generally, the level of deferrals to the Restoration Plan is reduced by deferrals to Cox Radio’s 401(k) plan. In addition, Cox Radio credits supplemental matching contributions on an annual basis up to certain limits. Contributions under the Restoration Plan are credited with a rate of return determined annually by the Management Committee, which shall not be less than five percent for any plan year. Generally, amounts deferred under the Restoration Plan are distributed to participants in connection with retirement, death or other termination of employment. The Restoration Plan provides for payment in a lump sum or, in certain circumstances, in annual installments.

The obligations of Cox Radio under the Restoration Plan are unsecured general obligations to pay in the future the balance of deferred compensation accounts pursuant to the terms of the Restoration Plan.

The Restoration Plan was amended and restated in order to comply with the requirements and final regulations of Section 409A of the Internal Revenue Code of 1986, as amended, adding language relating to election to participate in the plan, employee supplemental contribution elections, bonus deferral program elections, separation from service, and the form and timing of distributions, among other things.

The foregoing is a summary of the material terms of the Restoration Plan, as amended and restated. As a summary of the material terms of the Restoration Plan, it does not purport to be complete and is subject to, and qualified in its entirety by, the terms of the Restoration Plan which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits:

10.1	Cox Radio, Inc. Savings Plus Restoration Plan, as amended and restated (management contract or compensation plan)

99.1	Press Release dated November 6, 2007, announcing financial results for the three-month and nine-month periods ended September 30, 2007 (furnished pursuant to Item 2.02 of Form 8-K)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COX RADIO, INC.

Date: November 6, 2007	By:	/s/ Neil O. Johnston
	Name:	Neil O. Johnston
	Title:	Vice President and Chief Financial Officer